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                                                                  EXHIBIT (a)(4)

                                         CREDIT SUISSE FIRST BOSTON
                                         CORPORATION

[Credit Suisse                           Eleven Madison Avenue
First Boston                             Telephone (212) 325-2000
Logo]                                    New York, New York 10010-3629

                            ST. JUDE MEDICAL, INC.

                       OFFER TO PURCHASE FOR CASH UP TO
                     8,000,000 SHARES OF ITS COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT IN EXCESS OF $39.00
                        NOR LESS THAN $32.00 PER SHARE

      THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 12, 1998, UNLESS THE
                             OFFER IS EXTENDED.

                                                              February 12, 1998

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  In our capacity as Dealer Manager, we are enclosing the material listed below relating to the offer of St. Jude Medical, Inc., a Minnesota corporation (the "Company"), to purchase up to 8,000,000 shares of its common stock, par value $.10 per share (the "Shares"), including the associated Preferred Stock Purchase Rights (the "Rights"), at prices not in excess of $39.00 nor less than $32.00 per Share in cash, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 12, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the Rights are redeemed by the Company or become separately tradeable prior to the Expiration Time (as defined in the Offer to Purchase), a tender of Shares will also constitute a tender of the associated Rights. Unless the context otherwise requires, all references to Shares shall include the associated Rights.

  The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price not in excess of $39.00 nor less than $32.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 8,000,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn at prices not in excess of $39.00 nor less than $32.00 per Share) pursuant to the Offer. All Shares validly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described in the Offer to Purchase. See Section 1 of the Offer to Purchase.

  The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6 OF THE OFFER TO PURCHASE.
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  We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

  For your information and for forwarding to your clients, we are enclosing the following documents:

  1. The Offer to Purchase.

  2. The Letter of Transmittal for your use and for the information of your clients (together with accompanying Substitute Form W-9).

  3. A letter to shareholders of the Company from Ronald A. Matricaria, the Chairman and Chief Executive Officer of the Company.

  4. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Time (each as defined in the Offer to Purchase).

  5. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer.

  6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

  7. A return envelope addressed to American Stock Transfer & Trust Company, the Depositary.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 12, 1998, UNLESS THE OFFER IS EXTENDED.

  The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Manager). The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

  As described in the Offer to Purchase, if more than 8,000,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Time (as defined in Section 1 of the Offer to Purchase) the Company will accept Shares for purchase in the following order of priority:
(i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Time by any shareholder who owned beneficially, as of the close of business on February 11, 1998, and who continues to own beneficially as of the Expiration Time, an aggregate of fewer than 100 Shares (excluding Restricted Shares (as defined in the Offer to Purchase)) and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Time on a pro rata basis.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.

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SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF
SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

  Any questions or requests for assistance or additional copies of the enclosed materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                   Very truly yours,

                                   Credit Suisse First Boston Corporation

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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